Exhibit 2

Oi S.A. – In Judicial Reorganization Corporate Taxpayer’s ID (CNPJ/MF) No. 76.535.764/0001-43 Company Registry (NIRE) No. 33.3.0029520-8 Publicly-held Company

MATERIAL FACT

Submission of new versions of the Judicial Reorganization Plan and the PSA

Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”), pursuant to Article 157, Paragraph 4, of Law No. 6,404/76 and under CVM Instruction No. 358/02, and in addition to the Notice to the Market filed on November 22, 2017,  hereby informs its shareholders and the market in general that, given the approval by the  Board of Directors of the Company at a meeting held on November 11, 2017, of guidelines for adjustments to the terms and conditions of the Judicial Reorganization Plan and the Plan Support Agreement (PSA) of Oi and its subsidiaries Oi Móvel S.A. – In Judicial Reorganization, Telemar Norte Leste S.A. – In Judicial Reorganization, Copart 4 Participações S.A. – In Judicial Reorganization, Copart 5 Participações S.A. – In Judicial Reorganization, Portugal Telecom International Finance BV – In Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization, submitted with the 7th Corporate Court of the Judicial District of the Capital of Rio de Janeiro, where the Judicial Reorganization is pending, new, changed versions of the Judicial Reorganization Plan and the PSA were filed today, incorporating the approved changes, which will be submitted to the General Creditors Meeting to be held on December 7, 2017, at 11:00 am, for the first call.

The companies under judicial reorganization have reserved the right to supplement the filling with additional documents and the translations of related documents, as well as present new changes to the Judicial Reorganization Plan or the PSA.

The new, changed versions of the Plan and the PSA are available to the shareholders at the Company’s headquarters and for download on its website (www.oi.com.br/ri), as well as on the website of the Court of Justice of the State of Rio de Janeiro (www.tjrj.jus.br). Copies of these materials are also available on the Empresas.NET system of the Brazilian Securities and Exchange Commission, or CVM (www.cvm.gov.br), in addition to the website of the São Paulo Stock Exchange, B3 S.A. – Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). A copy of the material submitted to the CVM, translated into English, will also be sent, as soon as possible, to the US Securities and Exchange Commission as per Form 6-K.

The Company will keep its shareholders and the market informed about the developments of the matters addressed in this Material Fact.

Rio de Janeiro, November 27, 2017.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer, Investor Relations Officer and Officer